UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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GANNETT CO., INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following correspondence was disseminated to Gannett Co., Inc. employees on May 7, 2019.

Dear Colleagues,

Today, we announced that proxy advisory firms Glass Lewis and Egan-Jones Proxy Services (“Egan-Jones”) have recommended that Gannett shareholders vote “FOR ALL” of the company’s eight highly experienced independent director nominees at our upcoming annual meeting. The press release we issued, which provides additional information on the Glass Lewis and Egan-Jones reports, is attached.

We are pleased that these proxy advisory firms share our belief that the broad and diverse backgrounds, professional experiences and skills of Gannett’s eight director nominees make them uniquely qualified to continue to oversee the company during this critical time of our ongoing digital transformation.

While these recommendations provide important support in our ongoing proxy contest with MNG Enterprises, keep in mind that these reports do not determine the outcome of the vote. Proxy advisory firms provide institutional investors with research, data and recommendations on shareholder votes like this one, and our shareholders, including you, must then decide how they will vote. In short, every vote is important.

Members of our board and management team are continuing to meet with our shareholders in these final two weeks as we approach our May 16 annual meeting to highlight our progress toward positioning Gannett for a digital future and the strength of our eight director nominees.

If you are a Gannett shareholder, we recommend that you vote “FOR ALL” of the company’s eight highly experienced independent nominees on the WHITE proxy card and discard any Blue proxy cards you may receive from MNG. If you need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-456-3507.

Consistent with our policy, if you receive any inquiries from the media, please refer them to Amber Allman, vice president, corporate communications, at 703-854-5358. Inquiries from analysts or investors should be referred to Stacy Cunningham, vice president, financial planning and investor relations, at investors@gannett.com or 703-854-3168.

Thank you for your continued hard work and dedication to Gannett.

Sincerely,

Bob Dickey
President and CEO, Gannett